Exhibit 10.2

September 14, 2016

STRICTLY PRIVATE AND CONFIDENTIAL

Nicholas Hotchkin

[REDACTED]

[REDACTED]

Dear Nick,

This letter shall serve as the second addendum (“Second Addendum”) to your original offer letter, dated July 2, 2012 (“Offer Letter”), as amended by the first addendum to your offer letter, dated May 8, 2013 (“First Addendum”).

Your Offer Letter and First Addendum are modified as follows:

1.	In the “Annual Performance Bonus” section of your Offer Letter, the target for your annual performance bonus is hereby increased from 65% to 75% of your base salary, and is subject to all of the other terms and conditions stated therein.

2.	In the “Severance” section of your Offer Letter: (a) the amount of severance pay you shall be eligible to receive is hereby increased from six (6) months to twelve (12) months; and (b) the amount of Company-paid continued health coverage you shall be eligible to receive is hereby increased from six (6) months to twelve (12) months. The benefits listed above are subject to your execution of the Company’s standard separation agreement and general release form, as well as all of the other terms and conditions stated in your Offer Letter.

3.	All other terms and conditions in your Offer Letter and First Addendum which have not been modified by this Second Addendum shall remain in full force and effect. To the extent there are any conflicts between anything stated in this Second Addendum, and your Offer Letter and/or First Addendum, the terms of this Second Addendum shall control.

We thank you for all of your contributions, and look forward to continuing to work with you.

Yours sincerely,

/s/ Kimberly Samon

Kimberly Samon

Chief Human Resources Officer

Agreed to by:

/s/ Nicholas Hotchkin                     9/14/16

Nicholas Hotchkin                          Date